As filed with the Securities and Exchange Commission on August 9, 2019.
Registration No.
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TURTLE BEACH CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	11011 Via Frontera, Suite A/B San Diego, California 92127	27-2767540
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

TURTLE BEACH CORPORATION
2013 STOCK-BASED INCENTIVE COMPENSATION PLAN (AS AMENDED)
(Full Title of the Plan)

John T. Hanson
Chief Financial Officer
Turtle Beach Corporation
11011 Via Frontera, Suite A/B
San Diego, California 92127
(Name and Address of Agent for Service)

(888) 496-8001
(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Tony Chan
Morgan Lewis & Bockius LLP
1111 Pennsylvania Ave, NW
Washington, DC 20004
(202) 739-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.001 per share	1,439,853	$ 9.68(2)	$13,937,777.04 (2)	$1,689.26

(1)
This Registration Statement relates to 1,439,853 shares of common stock, par value $0.001 per share (“Common Stock”), of Turtle Beach Corporation (the “Registrant”) not previously registered and available for issuance under the Registrant’s 2013 Stock-Based Incentive Compensation Plan (as amended, the “Plan”) pursuant to amendments to the Plan approved by the shareholders of the Registrant on June 14, 2019. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration and which results in an increase in the number of outstanding shares of Common Stock.

(2)
The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price have been calculated solely for purposes of determining the registration fee for this offering under Rule 457(c) and (h) under the Securities Act on the basis of the average of the $9.93 (high) and $9.42 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq on August 5, 2019, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

On June 14, 2019, the holders of more than a majority of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Turtle Beach Corporation (the “Registrant”) approved an amendment to the 2013 Stock-Based Incentive Compensation Plan of the Registrant (as amended from time to time, the “Plan”) that increased the number of shares available for issuance under the Plan by 1,439,853 shares of Common Stock (the “Additional Shares”). This Registration Statement on Form S-8 registers those Additional Shares to be offered or sold to participants under the Plan, but does not increase the number of shares of Common Stock available for issuance under the Plan.

On April 2, 2019 the Registrant registered 2,300,000 shares of its Common Stock to be offered or sold to participants under the Plan pursuant to its Registration Statement on Form S-8 (File No. 333-230691) and on February 18, 2014, the Registrant registered 1,977,696 shares of its Common Stock to be offered or sold to participants under the Plan pursuant to its Registration Statement on Form S-8 (File No. 333-193982) (collectively, the “Previous Registration Statements”).

All of the share and per share amounts presented herein give effect to the Company’s 1-for-4 reverse stock split, which was effective April 6, 2018.
PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be sent or given to directors, officers, employees and consultants as specified by Rule 428(b)(1) under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The Registrant is registering additional securities under the Plan covered hereby for which the Previous Registration Statements are currently effective. This registration statement is filed solely to register the Additional Shares for issuance under the Plan. Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Previous Registration Statements, including periodic reports that the Company filed with the Commission pursuant to the Securities Exchange Act of 1934 after the filing of the Previous Registration Statements.

Item 8.    Exhibits.

See Exhibit Index.

EXHIBIT INDEX

Exhibit Number	Description

4.1*
Stockholder Agreement, dated August 5, 2013, by and among Turtle Beach Corporation and certain of the Company’s shareholders (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 5, 2013).

4.2*
Amendment No. 1 to the Stockholder Agreement, dated July 10, 2014, by and among the Company and the shareholders party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 10, 2014).

4.3*	Form of Turtle Beach Corporation stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10/A filed with the Commission on July 27, 2010.)

4.4*	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 27, 2018).

4.5*
Registration Rights Agreement, dated April 23, 2018, by and among the Company and the investors named therein (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 27, 2018).

4.5*
Amendment to Pre-Funded Common Stock Purchase of Warrants, dated as of March 30, 2019, by and between the Company and the Special Situations Funds (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 3, 2019).

5.1	Opinion of Snell & Wilmer, L.L.P. (filed herewith).

10.1*
Amended and Restated Turtle Beach Corporation 2013 Stock Based Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 9, 2019)

23.1	Consent of BDO USA, LLP (filed herewith).

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (contained on signature page hereto).

* Previously filed and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, California, on this 9 day of August, 2019.

Turtle Beach Corporation

By:	/s/ JUERGEN STARK
Juergen Stark
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Juergen Stark and John T. Hanson, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JUERGEN STARK	Chief Executive Officer, President and Director (Principal Executive Officer)	August 9, 2019
Juergen Stark

/s/ JOHN T. HANSON	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 9, 2019
John T. Hanson

/s/ RONALD DOORNINK	Non-Executive Chairman of the Board and Director	August 9, 2019
Ronald Doornink

/s/ GREGORY BALLARD	Director	August 9, 2019
Gregory Ballard

/s/ WILLIAM E. KEITEL	Director	August 9, 2019
William E. Keitel

/s/ ANDREW WOLFE	Director	August 9, 2019
Andrew Wolfe